Exhibit 99.1
NEWS RELEASE

Contacts:
OSI Pharmaceuticals, Inc.	Burns McClellan, Inc. (representing OSI)
Kathy Galante (investors/media)	Justin Jackson/Kathy Nugent (media)
631-962-2043	212-213-0006
Kim Wittig (media)
631-962-2135
OSI Pharmaceuticals Announces Second Quarter 2008 Financial Results
—Reports Earnings of $0.61 Per Share From Continuing Operations —Tarceva Global Net Sales of $292
Million, Up 37% Over the Second Quarter of 2007
MELVILLE, N.Y.—(BUSINESS WIRE)—July 23, 2008—OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today its financial results for the Company’s second quarter ended June 30, 2008. The Company reported net income from continuing operations of $37.2 million (or $0.61 per share) for the three months ended June 30, 2008, compared with net income from continuing operations of $29.3 million (or $0.48 per share) for the second quarter of 2007.
The Company reported total revenues from continuing operations of $96 million for the second quarter of 2008 compared to revenues of $79 million for the second quarter of 2007, an increase of 21%. The increase is primarily due to the growth in revenues arising from worldwide Tarceva(R) (erlotinib) sales. Total worldwide net sales of Tarceva for the second quarter of 2008, as reported to OSI by the Company’s collaborators for Tarceva, Genentech, Inc. and Roche, were approximately $292 million representing a 37% growth in global sales compared to the same period last year. For the six months ended June 30, 2008, worldwide Tarceva net sales were approximately $559 million representing a 36% increase over the same period last year.
Total revenues from continuing operations for the second quarter of 2008 are comprised of the following key items:
•	Net revenues from the unconsolidated joint business for Tarceva of $52 million, compared to $43 million in the second quarter of 2007, arising from the Company’s co-promotion arrangement with Genentech. The net revenues are based on total U.S. Tarceva sales of $119 million, compared to $102 million in the second quarter of 2007. Sales for the second quarter of 2007 were negatively impacted by approximately $9 million of reserve adjustments due to unusually high product returns related to expiring inventory returned to Genentech;

•	Royalties of $35 million compared to $23 million in the second quarter of 2007 from Roche, the Company’s international partner for Tarceva. The royalty revenues are based on total rest of world sales of approximately $173 million, an increase of 55% compared to the $111 million reported in the second quarter of 2007;

•	License, milestone and other revenues of $9 million compared with $13 million in the second quarter of 2007. The decrease is comprised primarily of the inclusion of amortization of an upfront license fee in 2007 related to the outlicense of our Glucokinase Activator program to Eli Lilly and Company in January 2007, partially offset by an increase in royalty income related to worldwide non-exclusive licensing agreements under the Company’s DP-IV patent portfolio covering the use of DP-IV inhibitors for treatment of type 2 diabetes.
Operating expenses from continuing operations for the second quarter of 2008 were $56 million, compared to $54 million for last year’s second quarter. Research and development expense for the second quarter of 2008 increased to $30 million compared to $27 million for last year’s second quarter. Selling, general and administrative expenses for the second quarter of 2008 decreased to $23 million compared to $24 million for the second quarter of 2007. Operating expenses for the second quarter of 2008 included $4.4 million (or $0.07 per share) of equity related compensation expense, compared to $4.0 million (or $0.06 per share) for the second quarter of 2007.
Included in other income (expense) — net for the second quarter of 2007 is a $4 million gain recognized as a result of the Company’s decision to curtail its post-retirement medical plan.
Discontinued Operations
As a result of the Company’s decision to divest its eye disease business, or Eyetech, the operating results for Eyetech, for all periods presented, are shown as discontinued operations in the accompanying consolidated statement of operations. In July 2008, the Company signed an agreement for the divestiture of the Company’s remaining eye disease business assets.
The Company’s net income, including results from discontinued operations, was $25.3 million (or $0.43 per share) for the three months ended June 30, 2008, compared with a net income of $19.6 million (or $0.33 per share) reported for the second quarter of 2007.
Conference Call
OSI will host a conference call reviewing the Company’s financial results, product portfolio and business developments on July 23, 2008 at 5:00PM (Eastern Time). To access the live webcast or the fourteen-day archive via the Internet, log on to www.osip.com. Please connect to the Company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-888-316-1372 (U.S.) or 1-913-312-0853 (international) to listen to the call. The conference ID number for the live call is 8594902. Telephone replay is available approximately two hours after the call through August 5, 2008. To access the replay, please call 1-888-203-1112 (U.S.) or 1-719-457-0820 (international). The conference ID number is 8594902.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The Company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity efforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva(R) (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.

OSI Pharmaceuticals, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Net revenue from unconsolidated joint business	$51,941	$42,999	$101,736	$82,121
Royalties on product licenses	35,020	22,546	66,603	41,839
License, milestone and other revenues	8,693	13,338	18,050	32,392

Total revenues	95,654	78,883	186,389	156,352

Expenses:
Cost of goods sold	2,061	2,047	4,231	3,951
Research and development	30,406	27,269	60,955	57,895
Selling, general and administrative	23,192	24,038	47,723	49,167
Amortization of intangibles	636	459	1,238	917

Total expenses	56,295	53,813	114,147	111,930

Income from continuing operations	39,359	25,070	72,242	44,422

Other income (expense):
Investment income — net	2,960	2,995	6,694	6,090
Interest expense	(3,015)	(1,809)	(6,146)	(3,612)
Other income (expense) — net	(1,129)	3,517	(2,136)	3,079

Income from continuing operations before income taxes	38,175	29,773	70,654	49,979
Income tax provision	958	497	1,774	1,008

Net income from continuing operations	37,217	29,276	68,880	48,971
Loss from discontinued operations	(11,919)	(9,654)	(14,345)	(22,708)

Net income	$25,298	$19,622	$54,535	$26,263

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	Unaudited	Unaudited	Unaudited	Unaudited
Basic and diluted income (loss) per common share:
Basic income (loss)
Continuing operations	$0.65	$0.51	$1.21	$0.85
Discontinued operations	$(0.21)	$(0.17)	$(0.25)	$(0.40)
Net income	$0.44	$0.34	$0.95	$0.46
Diluted income (loss)
Continuing Operations*	$0.61	$0.48	$1.14	$0.82
Discontinued operations	$(0.19)	$(0.16)	$(0.22)	$(0.37)
Net income	$0.43	$0.33	$0.91	$0.45

Weighted average shares of common stock outstanding:
Basic shares	57,083	57,545	57,107	57,424
Diluted shares	63,840	62,182	64,248	61,958

*Computation of diluted income per share form continuing operations:

Net income from continuing operations	$37,217	$29,276	$68,880	$48,971
Add: Interest and issuance cost related to dilutive convertible debt	1,943	760	4,162	1,551

Net income from continuing operations — diluted	$39,160	$30,036	$73,042	$50,522

Basic shares	57,083	57,545	57,107	57,424
Dilutive effect of options and restricted stock	554	729	618	626
Dilutive effect of the 2025 Notes	3,908	3,908	3,908	3,908
Dilutive effect of the 2023 Notes**	2,295	—	2,615	—
Dilutive effect of the 2038 Notes** (issued in January 2008)	—	—	—	—

Diluted shares	63,840	62,182	64,248	61,958

**	Under the “if-converted” method, common share equivalents related to our 2038 Notes were not included in diluted earnings per share for the three and six months ended June 30, 2008 because their effect would be anti-dilutive. Common share equivalents related to our 2023 Notes were not included in diluted earnings per share for the three and six months ended June 30, 2007 because their effect would be anti-dilutive.

	June	December
	30,	31,
	2008	2007
	Unaudited
Cash and investments securities (including restricted investments)	$435,099	$305,098